EXHIBIT 2









                       AGREEMENT AND PLAN OF MERGER

                                By and Among

                       CITIZENS BANK OF CONNECTICUT

                                    and

                           BNH BANCSHARES, INC.

                                    and

                             BANK OF NEW HAVEN

                         Dated as of April 8, 1997

                        TABLE OF CONTENTS

                            ARTICLE I
                            THE MERGER

SECTION 1.01.  The Merger . . . . . . . . . . . . . . . 1
SECTION 1.02.  Effective Time . . . . . . . . . . . . . 1
SECTION 1.03.  Effect of the Holding Company Merger . . 2
SECTION 1.04.  Certificate Incorporation. . . . . . . . 2
SECTION 1.05.  By-Laws. . . . . . . . . . . . . . . . . 2
SECTION 1.06.  Directors and Officers . . . . . . . . . 2


                            ARTICLE II
                     CONVERSION OF SECURITIES

SECTION 2.01.  Conversion of Securities . . . . . . . . 2
SECTION 2.02.  Employee Stock Options . . . . . . . . . 3
SECTION 2.03.  Objecting Shares . . . . . . . . . . . . 4
SECTION 2.04.  Surrender of Shares;
                    Stock Transfer Books. . . . . . . . 4


                           ARTICLE III
                  REPRESENTATIONS AND WARRANTIES
                   OF THE COMPANY AND THE BANK

SECTION 3.01.  Organization and Qualification;
                    Subsidiaries. . . . . . . . . . . . 6
SECTION 3.02.  Certificate of Incorporation; By-Laws;
                    Corporate Records . . . . . . . . . 7
SECTION 3.03.  Capitalization . . . . . . . . . . . . . 7
SECTION 3.04.  Authority. . . . . . . . . . . . . . . . 8
SECTION 3.05.  N o Conflict . . . . . . . . . . . . . . 9
SECTION 3 06.  Consents and Approvals . . . . . . . . .10
SECTION 3.07.  Compliance . . . . . . . . . . . . . . .10
SECTION 3.08.  SEC Report and Bank Reports. . . . . . .11
SECTION 3.09.  Financial Statements . . . . . . . . . .12
SECTION 3.10.  Absence of Certain Changes or Events . .13
SECTION 3.11.  Absence of Litigation. . . . . . . . . .14
SECTION 3.12.  Employee Benefit Plans . . . . . . . . .14
SECTION 3.13.  Labor Matters. . . . . . . . . . . . . .15
SECTION 3.14.  Property and Leases. . . . . . . . . . .16
SECTION 3.15.  Taxes. . . . . . . . . . . . . . . . . .17
SECTION 3.16.  Certain Contracts. . . . . . . . . . . .18

                               (i)

SECTION 3.17.  Loan Portfolio . . . . . . . . . . . . .19
SECTION 3.18.  Investment Securities. . . . . . . . . .20
SECTION 3.19.  Derivative Transactions. . . . . . . . .20
SECTION 3.20.  Insurance. . . . . . . . . . . . . . . .20
SECTION 3.21.  Environmental Matters. . . . . . . . . .21
SECTION 3.22.  Intellectual Property. . . . . . . . . .23
SECTION 3.23.  Administration of Fiduciary Accounts . .23
SECTION 3.24.  Agreements with Bank Regulators. . . . .23
SECTION 3.25.  Material Interests of Certain Persons. .23
SECTION 3.26.  Brokers' Fees; Opinions. . . . . . . . .24
SECTION 3.27.  Proxy Statement. . . . . . . . . . . . .24
SECTION 3.28.  State Takeover Laws. . . . . . . . . . .24
SECTION 3.29.  Disclosure . . . . . . . . . . . . . . .25


                            ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PURCHASER

SECTION 4.01.  Corporate Organization . . . . . . . . .25
SECTION 4.02.  Authority. . . . . . . . . . . . . . . .25
SECTION 4.03.  No Conflict. . . . . . . . . . . . . . .26
SECTION 4.04.  Consents and Approvals . . . . . . . . .26
SECTION 4.05.  Proxy Statement. . . . . . . . . . . . .27
SECTION 4.06.  Financial Statements . . . . . . . . . .27
SECTION 4.07.  Brokers' Fees. . . . . . . . . . . . . .27
SECTION 4.08.  Capital; Financing . . . . . . . . . . .27


                            ARTICLE V
                   CONDUCT OF BUSINESS PENDING
                    THE HOLDING COMPANY MERGER

SECTION 5.01.  Covenants of the Company and the Bank. .28
SECTION 5.02.  Purchaser Products and Services. . . . .32
SECTION 5.03.  System Conversions . . . . . . . . . . .32
SECTION 5.04.  Certain Changes and Adjustments. . . . .32
SECTION 5.05.  ALCO Management. . . . . . . . . . . . .33
SECTION 5.06.  Covenants of Purchaser . . . . . . . . .33

                               (ii)

                            ARTICLE VI
                      ADDITIONAL AGREEMENTS

SECTION 6.01.  Stockholders' Meeting. . . . . . . . . .33
SECTION 6.02.  Proxy Statement. . . . . . . . . . . . .33
SECTION 6.03.  Regulatory Matters . . . . . . . . . . .34
SECTION 6.04.  Access to Information  . . . . . . . . .35
SECTION 6.05.  No Solicitation. . . . . . . . . . . . .36
SECTION 6.06.  Employee Benefits Matters. . . . . . . .36
SECTION 6.07.  Directors' and Officers' Insurance and
                    Indemnification . . . . . . . . . .37
SECTION 6.08.  Financial and Other Statements . . . . .38
SECTION 6.09.  Further Action . . . . . . . . . . . . .39
SECTION 6.10.  Public Announcements . . . . . . . . . .39
SECTION 6.11.  Additional Agreements  . . . . . . . . .39
SECTION 6.12.  Update of Disclosure Schedules . . . . .39
SECTION 6.13.  Current Information. . . . . . . . . . .40
SECTION 6.14.  Bank Merger. . . . . . . . . . . . . . .41
SECTION 6.15.  Organization of Merger Sub . . . . . . .41


                           ARTICLE VII
             CONDITIONS TO THE HOLDING COMPANY MERGER

SECTION 7.01.  Conditions to Each Party's Obligations
                    to Effect the
                    Holding Company Merger. . . . . . .42
SECTION 7.02.  Conditions to Obligations of Purchaser
                    and Merger Sub. . . . . . . . . . .43
SECTION 7.03.  Conditions to Obligations of the Company
                    and the Bank. . . . . . . . . . . .44

                           ARTICLE VIII
                TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01.  Termination. . . . . . . . . . . . . . .45
SECTION 8.02.  Effect of Termination. . . . . . . . . .46
SECTION 8.03.  Amendment. . . . . . . . . . . . . . . .48
SECTION 8.04.  Waiver . . . . . . . . . . . . . . . . .49

                              (iii)

                            ARTICLE IX
                        GENERAL PROVISIONS

SECTION 9.01.  Closing. . . . . . . . . . . . . . . . .49
SECTION 9.02.  Alternative Structure. . . . . . . . . .49
SECTION 9.03.  Non-Survival of Representations
                    Warranties and Agreements . . . . .50
SECTION 9.04.  Notices. . . . . . . . . . . . . . . . .50
SECTION 9.05.  Certain Definitions. . . . . . . . . . .51
SECTION 9.06.  Severability . . . . . . . . . . . . . .52
SECTION 9.07.  Entire Agreement . . . . . . . . . . . .52
SECTION 9.08.  Assignment . . . . . . . . . . . . . . .52
SECTION 9.09.  Parties in Interest. . . . . . . . . . .52
SECTION 9.10.  Specific Performance . . . . . . . . . .53
SECTION 9.11.  Governing Law. . . . . . . . . . . . . .53
SECTION 9.12.  Headings . . . . . . . . . . . . . . . .53
SECTION 9.13.  Interpretation . . . . . . . . . . . . .53
SECTION 9.14.  Counterparts . . . . . . . . . . . . . .53


EXHIBITS

Exhibit I      Bank Merger Agreement
Exhibit II     Agreement Regarding Company Option Plans











                               (iv)

                   AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of April 8, 1997 (this "Agreement"), by and among CITIZENS BANK OF CONNECTICUT, a Connecticut chartered savings bank ("Purchaser"), BNH BANCSHARES, INC., a Connecticut corporation (the "Company"), and BANK OF NEW HAVEN, a Connecticut chartered bank and trust company and wholly owned subsidiary of the Company (the "Bank").

     WHEREAS, the Boards of Directors of Purchaser, the Company and the Bank have each determined that it is in the best interests of their respective stockholders for Purchaser to acquire the Company and the Bank upon the terms and subject to the conditions set forth herein and have each approved the transactions contemplated by this Agreement;

     WHEREAS, following the execution and delivery of this Agreement, Purchaser shall take such action as is appropriate to form a subsidiary to be organized as a corporation ("Merger Sub") under the General Statutes of Connecticut ("Connecticut Law"), and to cause Merger Sub to become a party to this Agreement, pursuant to which Merger Sub shall merge with and into the Company (the "Holding Company Merger") upon the terms and subject to the conditions set forth herein (the Company and Merger Sub being the constituent corporations of the Holding Company Merger);

     WHEREAS, following the execution and delivery of this Agreement, Purchaser (also sometimes referred to herein as the "Surviving Bank"), shall enter into a Bank Merger Agreement (the "Bank Merger Agreement") with the Bank, substantially in the form of Exhibit I hereto,providing for the merger of the Bank with and into Purchaser (the "Bank Merger") under Connecticut Law, promptly following the consummation of the Holding Company Merger; and

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Purchaser, the Company and the Bank hereby agree as follows:

                            ARTICLE I

                            THE MERGER

     SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with Connecticut Law, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company. As a result of the Holding Company Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Holding Company Merger (the "Surviving Corporation").

     SECTION 1.02.  Effective Time.   As promptly as
practicable after all of the
conditions set forth in Article VII shall have been satisfied or, if permissible, waived by the party entitled to the benefit of the same, Merger Sub and the Company shall duly execute and file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Connecticut (the "Connecticut Secretary") in accordance with Section 33-819 of Connecticut Law. The Holding Company Merger shall become effective on the date
(the "Effective Date") and at such time (the "Effective Time") as the Certificate of Merger is filed with the Connecticut Secretary or at such later time as is specified in the Certificate of Merger.

     SECTION 1.03. Effect of the Holding Company Merger. At the Effective Time, the effect of the Holding Company Merger shall be as provided herein and in the applicable provisions of Connecticut Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 1.04. Certificate of Incorporation. Unless otherwise determined by Purchaser prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter further amended as provided by law and such Certificate of Incorporation.

     SECTION 1.05. By-Laws. Unless otherwise determined by Purchaser prior to the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

     SECTION 1.06. Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                            ARTICLE II

                     CONVERSION OF SECURITIES

     SECTION 2.01. Conversion of Securities. At the Effective Time, by virtue of the Holding Company Merger and without any action on the part of Merger Sub, the Company or the holders of any of the common stock, without par value per share, of the Company (the "Shares" or the "Company Common Stock"):

(a) Each Share issued and outstanding immediately prior to the Effective Time

(other than any Shares to be canceled pursuant to Section 2.01(b) and any Objecting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to $15.50 in cash (the "Fixed Consideration") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.04, of the certificate that formerly evidenced such Share. In the event that the Effective Time has not occurred on or prior to August 31, 1997 and (i) the condition contained in Section 7.01(a) has been satisfied, and (ii) the failure of the Effective Time to have occurred on or prior to August 31, 1997 is not attributable to acts or omissions by or circumstances related to the Company or the Bank, then the Fixed Consideration shall be adjusted upwards by an amount determined by (A) multiplying (1) the Fixed Consideration by (2) 6%, rounded at the date the foregoing calculation is made at the Effective Time to the nearest $.01, then (B) dividing the product determined pursuant to clause (A) by 365, and then (C) multiplying the amount obtained after the application of clauses (A) and (B) by the number of calendar days in the period commencing on September 1, 1997 through and including the Effective Date; provided, however, that in the event that the Stockholders Meeting (as deemed below) is not held on or before June 30, 1997 each of the preceding references to August 31, 1997 and to September 1, 1997 shall automatically and without any action by the parties each be extended by the number of days the Stockholder meeting is delayed beyond June 30, 1997. The Fixed Consideration, to the extent adjusted as provided above, is referred to herein as the "Merger Consideration."

     (b) Each Share held in the treasury of the Company and each Share owned by Merger Sub, Purchaser or any direct or indirect wholly owned subsidiary of Purchaser or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

     (c) Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation.

     SECTION 2.02. Employee Stock Options. Prior to the Effective Time, the Company shall take all such action as is necessary to terminate The 1986 BNH Bancshares, Inc. Stock Option Plan, The BNH Bancshares, Inc. 1992 Stock Incentive Plan, and The BNH Bancshares, Inc. Stock Option Plan for Non-Employee Directors, each as amended to date (collectively, the "Company Option Plans"), and shall provide written notice to each holder of a then outstanding stock option to purchase Shares pursuant to the Company Option Plans (whether or not such stock option is then vested or exercisable), that such stock option shall be, as at the date of such notice, exercisable in full and that such stock option shall terminate at the Effective Time and that, if such stock option is not exercised or otherwise terminated before the Effective Time, such holder shall be entitled to receive in cancellation of such option a cash payment from the Company at the Closing in an amount equal to the excess of the Merger

Consideration over the per share exercise price of such stock option, multiplied by the number of Shares covered by such stock option, subject to any required withholding of taxes. Subject to the foregoing, the Company Option Plans and all options issued thereunder shall terminate at the Effective Time. The Company hereby represents and warrants to Purchaser that the maximum number of Shares subject to issuance pursuant to the exercise of stock options issued and outstanding under the Company Option Plans is not and shall not be at or prior to the Effective Time more than 150,954. On or prior to the date of this Agreement, the Company shall, to the extent practicable, cause each director and executive officer of the Company or the Bank who holds, as of the date of this Agreement, an outstanding stock option under the Company Option Plans to execute and deliver an Agreement, in the form appended hereto as Exhibit II. After the date of this Agreement, the Company shall cause each other director, officer or employee of the Company or the Bank who holds, as of the date of this Agreement, an outstanding stock option under the Company Option Plans to execute and deliver, as soon as practicable, an Agreement in the form appended hereto as Exhibit II.

     SECTION 2.03.  Objecting Shares.

     (a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, Shares that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly objected within the meaning of Section 33-855 et. seq. of Connecticut Law (the "Objecting Shares"), shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable law. If any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right of payment, each Share held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration in the manner provided in Section 2.04 hereof.

     (b) The Company shall give Purchaser (i) prompt notice of any objections filed pursuant to Section 33-855 et. seq. of Connecticut Law received by the Company, withdrawals of such objections, and any other instruments served in connection with such objections pursuant to Connecticut Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to objections under Connecticut Law consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Purchaser, (x) make any payment with respect to any such objection, (y) offer to settle or settle any such objections or
(z) waive any failure to timely deliver a written objection in accordance with Connecticut Law.

     SECTION 2.04. Surrender of Shares; Stock Transfer Books.

     (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares in connection with the Holding Company Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.01(a). Immediately prior to the Effective Time, Purchaser shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, such amount of cash as is sufficient to pay the aggregate Merger Consideration which holders of Shares are entitled to receive pursuant to Section
2.01 and paid pursuant to this Section 2.04 in exchange for outstanding Shares.

     (b) Promptly after the Effective Time (but in no event more than three business days thereafter), Purchaser and the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.01(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. The Company shall have the right to review the letter of transmittal, the instructions and any accompanying letter. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable.

     (c) At any time following the sixth month after the Effective Time, Purchaser and the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Purchaser and the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Purchaser nor the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

     (d) At the close of business on the Effective Date, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of

Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

     (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Purchaser or the Surviving Corporation, upon the posting by such person of a bond in such amount as Purchaser or the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the cash representing the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

                           ARTICLE III

                  REPRESENTATIONS AND WARRANTIES
                   OF THE COMPANY AND THE BANK

     The Company and the Bank hereby jointly and severally represent and warrant to Purchaser and Merger Sub that:

     SECTION 3.01. Organization and Qualification; Subsidiaries.

          (a) The Company is a corporation duly organized, validly existing and in good standing under Connecticut Law and a bank holding company registered with the Board of Governors of the Federal Reserve System (the "FRB") under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Bank is a state chartered bank and trust company duly organized, validly existing and in good standing under Connecticut Law. The deposit accounts of the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the fullest extent permitted by law and all premiums and assessments required in connection therewith have been paid by the Bank. Each other subsidiary (as defined in Section 9.05(h) below) five percent or more of the capital stock (or other voting or equity interest) of which is beneficially owned by the Company, is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Company, the Bank and their subsidiaries each has the requisite power and authority and all necessary governmental approvals to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and be in good standing would not, either individually or in the aggregate, have a Material Adverse Effect (as defined in Section 9.05(f) below).

          (b) A true and complete list of all the subsidiaries of the Company, together with the jurisdiction of incorporation or organization of each subsidiary and the percentage of the outstanding capital stock or other ownership interest of each subsidiary, is set form in Section 3.01 of the Disclosure Schedule previously delivered by the Company to Purchaser (the "Disclosure Schedule"). Except for the Bank and its subsidiaries, the Company does not directly or indirectly own five percent or more of the capital stock or other equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     SECTION 3.02. Certificate of Incorporation; By-Laws;
Corporate Records. The Company and the Bank each has heretofore made available to Purchaser a complete and correct copy of the Certificate of Incorporation and the By-Laws or equivalent organizational documents, each as amended to date, of the Company, the Bank and each of their subsidiaries. Such
Certificate of Incorporation, By-Laws and equivalent organizational documents are in full force and effect. Neither the Company, the Bank nor any of their subsidiaries is in violation of any provision of its Certificate of Incorporation or equivalent organizational documents or of its By-Laws. The minute books of the Company, the Bank and each of their subsidiaries contain in all material respects true and complete records of all meetings held and true and complete records of all corporate actions taken since January 1, 1994 of their respective stockholders and boards of directors (including committees of their respective boards of directors).

     SECTION 3.03.  Capitalization.

          (a) The authorized capital stock of the Company consists of 30,000,000 Shares. As of the date hereof, (a) 3,694,492 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, (b) 4,776 Shares are held in the treasury of the Company, (c) no Shares are held by any of its subsidiaries, and (d) 226,716 Shares are reserved for future issuance pursuant to the Company Option Plans. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

          (b) The authorized capital stock of the Bank consists of 1,250,000 shares of Common Stock, par value $1.00 per share ("Bank Common Stock") (shares of Bank Common Stock being hereinafter collectively referred to as "Bank Shares"). As of the date hereof, (a) 1,002,735 Bank Shares are issued and outstanding and owned by the Company, all of which are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. (b) no Bank Shares are held in the treasury of the Bank, and (c) no Bank Shares are held by any of its subsidiaries. Each issued and outstanding share of capital stock of each other subsidiary of the Company is duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Each share of capital stock of each subsidiary of the Company owned by the Company, the Bank or any of their other subsidiaries is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's, the Bank's or such other subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

          (c) Neither the Company nor the Bank has any stock option or equity-based compensation plans, agreements or arrangements other than the Company Option Plans. Except for stock options issued pursuant to the Company Option Plans, there are no outstanding subscriptions, options, warrants, calls or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company, the Bank or any of their subsidiaries or obligating the Company, the Bank or any of their subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company, the Bank or any of their subsidiaries. There are no outstanding contractual obligations of the Company, the Bank or any of their subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company, the Bank or any of their subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any subsidiary. The names of the optionees, the date of each option to purchase Shares granted, the number of Shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Company Option Plans are set forth in Section 3.03 of the Disclosure Schedule

          (d) The BNH Bancshares, Inc. 1985 Warrant Plan for Directors has terminated by its terms and all rights to acquire securities of the Company thereunder are extinguished. All warrants or other rights, agreements, arrangements or commitments of any character thereunder have terminated by their terms and none of the foregoing is of any force or effect.

     SECTION 3.04. Authority.

          (a) The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the performance of its obligations hereunder or to consummate the transactions contemplated hereby (other than, with respect to the Holding Company Merger, the approval and adoption of this Agreement by the holders of the then outstanding Shares). The Board of Directors of the Company (the "Company Board") has approved this Agreement and has directed that this Agreement and the transactions contemplated hereby, including the Holding Company Merger, be submitted to the Company's stockholders for approval at a meeting of such stockholders. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (b) The Bank has full corporate power and authority to execute and deliver this Agreement and the Bank Merger Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Bank Merger Agreement, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Bank are necessary to authorize this Agreement or the Bank Merger Agreement or the performance of its obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby (other than, with respect to the Bank Merger, the approval and adoption of the Bank Merger Agreement by the Surviving Corporation as the sole stockholder of the Bank). The Board of Directors of the Bank (the "Bank Board") has approved this Agreement and has directed that the Bank Merger Agreement and the transactions contemplated thereby, including the Bank Merger, be submitted to the Company as the sole stockholder of the Bank for its approval. This Agreement has been duly and validly executed and delivered by the Bank and constitutes a legal, valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms. The Bank Merger Agreement, upon execution and delivery by the Bank, will be duly and validly executed and delivered by the Bank and will constitute a legal, valid and binding obligation of the Bank enforceable against the Bank in accordance with its terms.

     SECTION 3.05. No Conflict. Neither the execution, delivery and performance of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor the execution, delivery and performance of this Agreement or the Bank Merger Agreement by the Bank, nor the consummation by the Bank of the transactions contemplated hereby or thereby, nor compliance by the Company or the Bank with any of the terms or provisions hereof or thereof, will, (i) conflict with, violate or result in a breach of the Certificate of Incorporation or By-Laws or equivalent organizational documents of the Company, the Bank or any of their subsidiaries, (ii) conflict with, violate or result in a breach of any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree applicable to the Company, the Bank or any of their subsidiaries or by which any property or asset of the Company, the Bank or any of their subsidiaries is bound or affected, or (iii) conflict with, violate or result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, pledge, security interest, charge or other encumbrance on any property or asset of the Company, the Bank or any of their subsidiaries pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company, the Bank or any of their subsidiaries is a party or by which the Company, the Bank or any of their subsidiaries or any property or asset of the Company, the Bank or any of their subsidiaries is bound or affected, except, in the case of clause (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not be deemed material.

     SECTION 3.06.  Consents and Approvals.

          (a) The execution, delivery and performance of this Agreement by the Company, and the execution, delivery and performance of this Agreement and the Bank Merger Agreement by the Bank, does not require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency or commission or other governmental or regulatory authority or instrumentally, domestic or foreign, including, without limitation, any Bank Regulator (as hereinafter defined) (each a "Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), and filing and recordation of appropriate merger documents as required by Connecticut Law, (ii) for consents and approvals of or filings, registrations or negotiations with the FRB, the FDIC and the Banking Commissioner of the State of Connecticut (the "Connecticut Commissioner"), and (iii) the filings required by the Bank Merger Agreement. The Company and the Bank are not aware of any reason why the approvals, consents and waivers of Governmental Entities referred to herein and in Section 7.01(b) should not be obtained.

          (b) The execution, delivery and performance of this Agreement by the Company, and the execution, delivery and performance of this Agreement and the Bank Merger Agreement by the Bank, does not require any consent, approval, authorization or permit of, or filing with or notification to, any third party, except where failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or significantly delay consummation of the Holding Company Merger or the Bank Merger, or otherwise prevent the Company or the Bank from performing its obligations under this Agreement or the Bank from performing its obligations under the Bank Merger Agreement, or would not, either individually or in the aggregate, be material.

     SECTION 3.07. Compliance. The Company, the Bank and each of their subsidiaries hold, and have at all times within the last six years held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in conflict with, or in default or violation of, (a) any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction, decree or board resolution, published policies and guidelines of any Governmental Entity, applicable to the Company, the Bank or any of their subsidiaries or by which any property or asset of the Company, the Bank or any of their subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company, the Bank or any of their subsidiaries is a party or by which the Company, the Bank or any of their subsidiaries or any property or asset of the Company, the Bank or any of their subsidiaries is bound or affected, except for any such noncompliance, conflicts, defaults or violations that would not, individually or in the aggregate, be material or, with respect to any matters described in clause (a) above, that were resolved to the satisfaction of the appropriate Governmental Entity; and neither the Company, the Bank or any of their subsidiaries knows of, or has received notice of, any material violation of any of the above. Without limiting the generality of the foregoing, neither the Company, the Bank nor any of their subsidiaries has been advised of the existence of any facts or circumstances which would cause the Bank to be deemed not to be in satisfactory compliance with the applicable provisions of Part II of Chapter 664a of Connecticut Law (Section 36a-30 et seq.) and, as applicable to the Bank, the Community Reinvestment Act of 1977, as amended (the "CRA"), and the regulations promulgated thereunder.

     SECTION 3.08.  SEC Reports and Bank Reports.

          (a) The Company has filed, and made available to Purchaser, true and complete copies of all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1994, and has heretofore delivered to Purchaser, in the form filed with the SEC, true and complete copies of (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1994, December 31, 1995 and December 31, 1996, respectively, (ii) its Quarterly Report on Form 10-Q since January 1, 1994, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1994, (iv) all other forms, reports and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause
(ii) above) filed by the Company with the SEC since January 1, 1994, and (v) all communications mailed by the Company to its stockholders since January 1, 1994 (the forms, reports and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above being referred to herein, collectively, as the "SEC Reports"). As of their respective dates, the SEC Reports (A) complied in all material respects as to form with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, as the case may be, and the rules and regulations thereunder and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has timely filed all SEC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act. Neither the Bank nor any of their other subsidiaries is required to file any form, report or other document with the SEC. The Company has made available to Purchaser true and complete copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

          (b) The Company, the Bank and their subsidiaries each has timely filed and made available to Purchaser true and complete copies of all forms, reports and documents required to be filed by each of them with all appropriate federal or state governmental or regulatory authorities charged with the supervision of banks or bank holding companies or engaged in the insurance of bank deposits, including without limitation, the FRB, the FDIC and the Connecticut Commissioner ("Bank Regulators") since January 1, 1994, and has paid all fees and assessments due and payable in connection therewith. Such reports as of their respective date of filing complied in all material respects with the requirements of all laws, rules and regulations enforced or promulgated by such Bank Regulators. Except for normal periodic examinations conducted by the FRB, the FDIC, the Connecticut Commissioner or any other Bank Regulator in the regular course of the business of the Company, the Bank and their subsidiaries (the "Bank Examinations"), no Bank Regulator has initiated any proceeding or, to the best knowledge of the Company and the Bank, investigation into the business or operations of the Company, the Bank or any of their subsidiaries since January 1, 1994. The Company, the Bank and their subsidiaries have resolved all violations, criticisms or exceptions by any Bank Regulator with respect to any Bank Examination.

     SECTION 3.09.  Financial Statements.

          (a) Each of the consolidated financial statements of the Company and its subsidiaries, including, in each case, the notes thereto, contained in the SEC Reports was prepared, and the financial statements referred to in Section 6.08 hereof will be prepared, in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated ("GAAP") (except as may be indicated in the notes thereto) and each fairly presents, and the financial statements referred to in Section 6.08 hereof each will fairly present, the consolidated financial position, results of operations and changes in financial position of the Company and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein, subject, in the case of unaudited statements, to normal and recurring year-end adjustments normal in nature and not material in amount. Each of the consolidated financial statements of the Company and its subsidiaries, including, in each case, the notes thereto, contained in the SEC Reports comply, and the financial statements referred to in Section 6.08 hereof will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. Without limiting the generality of the foregoing, (x) the allowance for possible loan losses included in the consolidated financial statements of the Company and its subsidiaries contained in the SEC Reports was, and the allowance for possible loan losses to be included in the financial statements referred to in Section 6.08 hereof will be, determined in accordance with GAAP and is, and will be, in the judgment of the Company adequate to provide for losses relating to or inherent in the loan and lease portfolios of the Company and their subsidiaries (including without limitation commitments to extend credit), and (y) the Other Real Estate Owned ("OREO") included in the consolidated financial statements of the Company and its subsidiaries contained in the SEC Reports was, and the OREO included in the financial statements referred to in Section
6.08 hereof will be, carried net of reserves at the lower of cost or market value in accordance with GAAP or the regulations or other requirements of the SEC, the FDIC and the Connecticut Commissioner. The books and records of the Company, the Bank and their subsidiaries are true and complete in all material respects and have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements.

          (b) The consolidated balance sheets of the Company and its subsidiaries as at December 31, 1996, contained in the SEC Reports, including the notes thereto, each makes, and the consolidated balance sheets contained in the financial statements referred to in Section 6.08 will make, adequate provision for, reflect or disclose all material liabilities and obligations of every nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) of the Company and its subsidiaries as of December 31, 1996, and except as and to the extent set forth on such balance sheets, neither the Company, the Bank nor any of their subsidiaries has any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due) which would be required to be provided for, reflected or disclosed on a balance sheet, or in the notes thereto, prepared in accordance with GAAP. To the best knowledge of the Company and the Bank, no facts or circumstances exist which would give either the Company or the Bank reason to believe that a material liability or obligation that, in accordance with GAAP applied on a consistent basis, should have been reflected or disclosed on such balance sheet, was not so reflected or disclosed.

     SECTION 3.10. Absence of Certain Changes or Events. Since December 31, 1996, except as contemplated by this Agreement or as disclosed (i) in Section 3.10 of the Disclosure Schedule or (ii) any SEC Report filed prior to the date of this Agreement, the Company and the Bank have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since December 31, 1996, there has not been (a) either individually or in the aggregate, any Material Adverse Effect, and to the best knowledge of the Company and the Bank, no fact or condition exists which is reasonably likely to cause such a Material Adverse Effect in the future, (b) any material damage, destruction or loss with respect to any property or asset of the Company, the Bank or any of their subsidiaries, (c) any change by the Company, the Bank or any of their subsidiaries in its accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company's independent accountants, (d) any revaluation by the Company, the Bank or any of their subsidiaries of any asset, including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable, other than in the ordinary course of business consistent with past practice, (e) any entry by the Company, the Bank or any of their subsidiaries into any contract or commitment of more than $100,000 or with a term of more than one year, (f) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company, the Bank or any of their subsidiaries or any redemption, purchase or other acquisition of any of its securities, (g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of the Company, the Bank or any of their subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, any payment of any bonus, or the taking of any action not in the ordinary course of business with respect to the compensation or employment of directors, officers or employees of the Company, the Bank or any of their subsidiaries, (h) any strike, work stoppage, slowdown or other labor disturbance, (i) any material election made by the Company, the Bank or any of their subsidiaries for federal or state income tax purposes, (j) any change in the credit policies or procedures of the Company, the Bank or any of their subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (k) any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), including without limiting the generality of the foregoing, liabilities as guarantor under any guarantees or liabilities for taxes, (l) any forgiveness or cancellation of any indebtedness or contractual obligation other than in the ordinary course of business consistent with past practice, (m) any mortgage, pledge, lien or lease of any assets, tangible or intangible, of the Company, the Bank or any of their subsidiaries, (n) any acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into, or (o) any lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.

     SECTION 3.11. Absence of Litigation. Except as set forth in
Section 3.11 of the Disclosure Schedule, neither the Company, the Bank nor any of their subsidiaries is a party to any, and there are no pending, or to the best knowledge of the Company and the Bank, threatened legal, administrative, arbitral or other claims, actions, proceedings or investigations of any nature, against the Company, the Bank or any of their subsidiaries or any property or asset of the Company, the Bank or any of their subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, and no facts or circumstances have come to the Company's or the Bank's attention which have caused either of them to believe that a material claim, action, proceeding or investigation against or affecting the Company, the Bank or any of their subsidiaries could reasonably be expected to occur. Neither the Company, the Bank nor any of their subsidiaries, nor any property or asset of the Company, the Bank or any of their subsidiaries, is subject to any order, writ, judgment, injunction, decree, determination or award which restricts its ability to conduct business in any area.

     SECTION 3.12. Employee Benefit Plans.

          (a) Section 3.12 of the Disclosure Schedule sets forth a true and complete list of all Plans maintained or contributed to by the Bank during the six years preceding this Agreement. The term "Plans" means all employee benefit plans, arrangements or agreements that are maintained or contributed to, or that were maintained or contributed to at any time during the six years preceding the date of this Agreement, by the Company, the Bank, any of their subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with the Company or the Bank would be deemed a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          (b) The Company and the Bank have heretofore delivered to Purchaser true and complete copies of each of the Plans and all related documents, including but not limited to (i) all required Forms 5500 and all related schedules for such Plans (if applicable) for each of the last two years, (ii) the actuarial report for such Plan (if applicable) for each of the last two years, and (iii) the most recent determination letter from the IRS (if applicable) for such Plan.

          (c) (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable laws, including but not limited to ERISA and the Code,
(ii) each of the Plans intended be "qualified" within the meaning of Section 401(a) of the Code has been maintained so as to qualify from the effective date of such Plan to the Effective Time, (iii) no Plan provides benefits, including without limitation death, medical or other benefits (whether or not insured), with respect to current or former employees of the Company, the Bank, their subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (u) coverage mandated by applicable law, (v) life insurance death benefits payable in the event of the death of a covered employee, (w) disability benefits payable to disabled former employees, (x) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits accrued as liabilities on the books of the Company, the Bank, their subsidiaries or any ERISA Affiliate or (z) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (iv) neither the Company, the Bank, nor any of their subsidiaries nor any ERISA Affiliate has ever maintained or contributed to Plan subject to Title IV of ERISA or a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, (v) all contributions or other amounts payable by the Company, the Bank or their subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and
Section 412 of the Code, (vi) neither the Company, the Bank, any of their subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which the Company, the Bank, any of their subsidiaries or any ERISA Affiliate has any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, (vii) consummation of the transactions contemplated hereby will not cause any amounts payable under any of the Plans to fail to be deductible for federal income tax purposes under Section 280G of the Code, (viii) there are no pending or, to the best knowledge of the Company and the Bank, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

          (d) With respect to any Plan that is a welfare plan (within the meaning of Section 3(1) of ERISA) (i) no such Plan is funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, and (ii) each such Plan complies in all material respects with the applicable requirements of
Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and any applicable state continuation coverage requirements ("COBRA").

          (e) Except as prohibited by law (including Section 411(d)(6) of the Code), each Plan may be amended, terminated, modified or otherwise revised by the Company, the Bank, their subsidiaries or any ERISA Affiliate as of the Effective Time to eliminate without material effect, any and all future benefit accruals under any Plan (except claims incurred under any welfare plan).

     SECTION 3.13. Labor Matters. Neither the Company, the Bank nor any of their subsidiaries is a party to any collective bargaining or other labor union or guild contract. There is no pending or, to the best knowledge of the Company and the Bank, threatened, labor dispute, strike or work stoppage against the Company, the Bank or any of their subsidiaries which may interfere with the respective business activities of the Company, the Bank or their subsidiaries. Neither the Company, the Bank nor any of their subsidiaries, nor, to the best knowledge of the Company and the Bank, their respective representatives or employees, has committed any unfair labor practices in connection with the operation of the respective businesses of the Company, the Bank or any of their subsidiaries, and there is no pending or, to the best knowledge of the Company and the Bank, threatened, charge or complaint against the Company, the Bank or any of their subsidiaries by the National Labor Relations Board or any comparable state agency.

     SECTION 3.14. Property and Leases.

          (a) The Company, the Bank and each of their subsidiaries each has good and marketable title to all the real property and all other property owned by it and included in the consolidated balance sheet of the Company and its subsidiaries included in its Annual Report on Form 10-K for the period ended December 31, 1996. Each parcel of real property, and each item of personal property, owned or leased by the Company, the Bank or any of their subsidiaries (i) is owned or leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet past due or which are being contested in good faith, (B) inchoate mechanics' and materialmen's Liens for construction in progress,
(C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company, the Bank or such subsidiary consistent with past practice, (D) all matters of record, Liens and other imperfections of title and encumbrances which, either individually or in the aggregate, would not be material, and (E) those items that secure public or statutory obligations or any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities, or any transaction by a Subsidiary acting in a fiduciary capacity (collectively, "Permitted Liens"), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the best knowledge of the Company or the Bank, has any such condemnation, expropriation or taking been proposed. Neither the Company, the Bank nor any of their subsidiaries has received any notice of violation of any applicable zoning regulation, ordinance or other law, order, regulation or requirement relating to its properties.

          (b) All leases of real property leased for the use or benefit of the Company, the Bank or any of their subsidiaries to which the Company, the Bank or any of their subsidiaries is a party requiring rental payments in excess of $100,000 during the period of the lease, and all amendments and modifications thereto, are in full force and effect, and there exists no default under any such lease by the Company, the Bank or any of their subsidiaries, nor, to the best knowledge of the Company and the Bank, any event which with notice or lapse of time or both would constitute a material default thereunder by the Company, the Bank or any of their subsidiaries.

     SECTION 3.15. Taxes.

     (a) The Company, the Bank and their subsidiaries each has duly filed in correct form all Federal, state, county and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being true and complete in all material respects) and has duly paid, discharged or made provisions for the payment of all material Taxes (as hereinafter defined) and other governmental charges which have been incurred or are due or claimed to be due from it by Federal, state, county or local taxing authorities on or prior to the date hereof (including without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls, and any net worth tax), other than Taxes or other charges that are not yet delinquent or are being contested in good faith and have not been finally determined. The amounts set up as reserves for Taxes on the consolidated balance sheet of the Company and its subsidiaries included in its Annual Report on Form 10-K for the period ended December 31, 1996 are sufficient in the aggregate for the payment of all material unpaid Federal, state, county and local Taxes (including any interest or penalties thereon), whether or not disputed, accrued or applicable, for the period ended December 31, 1996 and all prior periods covered by such returns, and for which the Company, the Bank or any of their subsidiaries is liable in its own right or as transferee of the assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity. The federal income tax returns of the Company, the Bank and their subsidiaries have been examined by the Internal Revenue Service ("IRS") for all years through 1992 and any liability with respect thereto has been satisfied, and no deficiencies were asserted as a result of such examination or all such deficiencies were satisfied. The State of Connecticut tax returns of the Company, the Bank and their subsidiaries have not, in the ten years prior to the date of this Agreement, been examined by the State of Connecticut. There are no material disputes pending or claims asserted for Taxes or assessments upon the Company, the Bank or any of their subsidiaries, nor has the Company, the Bank or any of their subsidiaries been requested to give any currently effective waivers extending the statutory period of limitation applicable to any Federal, state, county or local income tax return for any period. In addition, (a) proper and accurate amounts have been withheld by the Company, the Bank and their subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable Federal, state, county and local laws;
(b) Federal, state, county and local returns which are accurate and complete in all material respects have been filed by the Company, the Bank and their subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes; and (c) the amounts shown on such returns to be due and payable have been paid in full or adequate provision therefor has been included by the Company in its consolidated financial statements included in its Annual Report on Form 10-K for the period ended December 31, 1996.

          (b) No property of the Company, the Bank or any of their subsidiaries is property that is or will be required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code (as in effect prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code of 1986, as amended (the "Code"). Neither the Company, the Bank nor any of their subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company, the Bank or any of their subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method. Neither the Company, the Bank nor any of their subsidiaries is a party to any agreement, contract or arrangement that would, individually or in the aggregate, result in the payment of an "excess parachute payment" within the meaning of
Section 280C; of the Code or that would result in payments that would be nondeductible pursuant to Section 162(m) of the Code.

          (c) As used in this Agreement, the term "Taxes" means all Federal, state, county, local and foreign income, excise, gross receipts, ad valorem, profits, gains, property, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise and other taxes, charges, levies or like assessments, including any net worth tax, together with all penalties and additions to tax and interest thereon.

     SECTION 3.16. Certain Contracts.

          (a) Except as set forth in the SEC Reports filed prior to the date of this Agreement or as disclosed in Section 3.16 of the Disclosure Schedule, neither the Company, the Bank nor any of their subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment of any director, officer, employee or consultant, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, will result in any payment (whether of severance pay or otherwise) becoming due from the Company, the Bank, or any of their subsidiaries to any officer or employee thereof, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the SEC Reports, (iv) which is a consulting or other agreement (including agreements entered into in the ordinary course and data processing, software programming and licensing contracts) not terminable on 60 days or less notice involving the payment of more than $100,000 per annum, (v) which materially restricts the conduct of any line of business by the Company, the Bank or any of their subsidiaries, (vi) with or to a labor union or guild (including any collective bargaining agreement), or (vii) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. The Company has previously delivered to Purchaser true and complete copies of all employment, consulting and deferred compensation agreements which are in writing and to which the Company, the Bank or any of their subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section, whether or not set forth in
Section 3.16 of the Disclosure Schedule, is referred to herein as a

"Company Contract".

          (b) (i) To the best knowledge of the Company and the Bank, each Company Contract listed on such Disclosure Schedule is legal, valid and binding upon the Company, the Bank or such subsidiary, as the case may be, and in full force and effect,
(ii) the Company, the Bank and each of their subsidiaries has in all material respects performed all obligations required to be performed by it to date under each such Company Contract, and
(iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of the Company, the Bank or any of their subsidiaries under any such Company Contract.

     SECTION 3.17. Loan Portfolio. Except as set forth in Section
3.17 of the Disclosure Schedule, neither the Company, the Bank nor any of their subsidiaries is a party to any written or oral
(a) loan agreement, note or borrowing arrangement (including, without limitation, leases and credit enhancements) (collectively, "Loans") the current principal balance of which exceeds $150,000 and as to which the obliger is, as of the date of this Agreement, over 90 days delinquent in payment of principal or interest, or (b) Loan with any director, executive officer or, to the best knowledge of the Company and the Bank, five percent stockholder of the Company, the Bank or any of their subsidiaries, or to the best knowledge of the Company and the Bank, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. To the best knowledge of the Company and the Bank, all of the Loans originated and held currently and at the Effective Time by the Company, the Bank and their subsidiaries, and any other Loans purchased and held currently and at the Effective Time by the Company, the Bank and their subsidiaries, were solicited, originated and exist, and will exist at the Effective Time, in material compliance with all applicable loan policies and procedures of the Company, the Bank and their subsidiaries.
Section 3.17 of the Disclosure Schedule sets forth as of February 28, 1997, (i) all of the Loans the current principal balance of which exceeds $150,000 of the Company, the Bank or any of their subsidiaries that as of the date of this Agreement are classified by the Bank as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, and
(ii) by category of Loan (i.e., commercial, consumer, etc.), all of the other Loans of the Company, the Bank and their subsidiaries that as of the date of this Agreement are classified as such, together with the aggregate principal amount of such Loans by category, it being understood that no representation is being made that the FDIC or the Connecticut Commissioner would agree with the loan classifications contained in Section 3.17 of the Disclosure Schedule. The Company shall promptly inform Purchaser in writing of any Loan the current principal balance of which exceeds $150,000 that becomes classified in the manner described in this Section 3.17, or any Loan the classification of which is materially and adversely changed at any time after the date of this Agreement. The information (including electronic information and information contained on tapes and computer disks) with respect to the Loans furnished to Purchaser by the Company and the Bank is true and complete in all material respects.

     SECTION 3.18. Investment Securities. Section 3.18(a) of the Disclosure Schedule sets forth the book and market value as of February 28, 1997 of the investment securities, mortgage backed securities and securities held for sale by the Company, the Bank and their subsidiaries. Section 3.18(b) of the Disclosure Schedule sets forth the names of all the joint ventures in which the Company, the Bank or any of their subsidiaries has an investment (whether or not such joint ventures remain active). Except for pledges to secure public and trust deposits, Federal Reserve borrowings, repurchase agreements and reverse repurchase agreements entered into in arms'-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheet of the Company and its subsidiaries included in its Annual Report on Form 10-K for the period ended December 31, 1996, and none of the material investments made by the Company, the Bank or any of their subsidiaries since December 31, 1996, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time. The Company has (i) properly reported as such any investment securities which are required under GAAP to be classified as "available for sale" at the lower of cost or market, and (ii) accounted for any decline in the market value of its marketable equity securities portfolio in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 12 and Staff Accounting Bulletin No. 59, including without limitation the recognition through the Company's consolidated statement of operations of any unrealized loss with respect to any individual marketable equity security as a realized loss in the accounting period in which a decline in the market value of such security is determined to be "other than temporary."

     SECTION 3.19. Derivative Transactions. Except as described in Section 3.19 of the Disclosure Schedule, neither the Company, the Bank nor any of their subsidiaries is engaged in transactions in or involving forwards, futures, options on futures, swaps or similar derivative instruments except as agent on the order and for the account of others other than Federal Home Loan Bank advances or in connection with mortgage loan secondary market activities in the ordinary course of business consistent with the Bank's past practices. To the extent that the Company or the Bank is engaged in such transactions, to the best knowledge of the Company and the Bank, none of the counterparties to any contract or agreement with respect to any such instrument is in default with respect to such contract or agreement and no such contract or agreement, were it to be a Loan held by the Company, the Bank or any of their subsidiaries, would be classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import. The financial position of the Company, the Bank and their subsidiaries on a consolidated basis under or with respect to each such instrument has been reflected in the books and records of the Company, the Bank and such subsidiaries in accordance with GAAP consistently applied, and no open exposure of the Company, the Bank or any of their subsidiaries with respect to any such instrument (or with respect to multiple instruments with any single counterparts) exceeds $100,000.

     SECTION 3.20. Insurance. The Company and the Bank each has made available to

Purchaser true and complete copies of all material policies of insurance of the Company, the Bank and their subsidiaries currently in effect. All of the policies relating to insurance maintained by the Company, the Bank or any of their subsidiaries with respect to its material properties and the conduct of its business in any material respect (or any comparable policies entered into as a replacement therefor)are in full force and effect and neither the Company, the Bank nor any of their subsidiaries has received any notice of cancellation with respect thereto. All life insurance policies on the lives of any of the current and former officers and directors of the Company and the Bank which are maintained by the Company and the Bank or which are otherwise included as assets on the books of the Company or the Bank (i) are, or will at the Effective Time be, owned by the Company or the Bank, as the case may be, free and clear of any claims thereon by the officers or members of their families, except with respect to the death benefits thereunder, as to which the Company and the Bank agree that there will not be an amendment prior to the Effective Time without the consent of Purchaser, and (ii) are accounted for properly as assets on the books of the Bank in accordance with GAAP in all material respects. Neither the Company, the Bank nor any of their subsidiaries has any material liability for unpaid premiums or premium adjustments not properly reflected on the Company's consolidated financial statements contained in the SEC Reports.

     SECTION 3.21. Environmental Matters.

          (a) Each of the Company, the Bank and their subsidiaries and, to the best knowledge of the Company and the Bank, the Participation Facilities and the Loan Properties (each as hereinafter defined), are, and have been, in material compliance with all applicable environmental laws and with all rules, regulations, standards and requirements of the United States Environmental Protection Agency (the "EPA") and of state and local agencies with jurisdiction over pollution or protection of the environment.

          (b) There is no suit, claim, action or proceeding pending or, to the best knowledge of the Company or the Bank, threatened, before any Governmental Entity or other forum in which the Company, the Bank or any of their subsidiaries or any Participation Facility has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor), with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment (as hereinafter deemed) of any Hazardous Materials (as hereinafter defined) or Oil (as hereinafter defined) whether or not occurring at or on a site owned, leased or operated by the Company, the Bank or any of their subsidiaries or any Participation Facility, except as have not been or would not be material.

          (c) To the best knowledge of the Company or the Bank, there is no suit, claim, action or proceeding pending, or threatened, before any Governmental Entity or other forum in which any Loan Property has been or, with respect to threatened proceedings, may be, named as a defendant, responsible party or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any environmental law, rule, regulation, standard or requirement or (ii) relating to the release into or presence in the Environment of any Hazardous Material or Oil whether or not occurring at or on a site owned, leased or operated by a Loan Property, except as have not been or would not be material.

          (d) Neither the Company, nor the Bank, nor any of their subsidiaries, nor to their best knowledge any Participation Facility or any Loan Property, has received any notice regarding a matter on which a suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.21 could reasonably be based. No facts or circumstances have come to the Company's or the Bank's attention which have caused it to believe that a material suit, claim, action or proceeding as described in subsection (b) or (c) of this Section 3.21 could reasonably be expected to occur.

          (e) During the period of (i) the Company's, the Bank's or any of their subsidiaries' ownership or operation of any of their respective current properties, (ii) the Company's, the Bank's or any of their subsidiaries' participation in the management of any Participation Facility, or (iii) the Company's, the Bank's or any of their subsidiaries' holding of a security interest in a Loan Property, there has been no release or presence of Hazardous Material or Oil in the Environment in, on, under or affecting such property or, to the best knowledge of the Company or the Bank, such Participation Facility or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material. To the best knowledge of the Company and the Bank, prior to the period of (x) the Company's, the Bank's or any of their subsidiaries' ownership or operation of any of their respective current properties or any previously owned or operated properties, (y) the Company's, the Bank's or any of their subsidiaries' participation in the management of any Participation Facility, or
(z) the Company's, the Bank's or any of their subsidiaries' holding of a security interest in a Loan Property, there was no release or presence of Hazardous Material or Oil in the Environment in, on, under or affecting any such property, Participation Facility or Loan Property, except where such release or presence is not or would not, either individually or in the aggregate, be material.

          (f) The following definitions apply for purposes of this Section 3.21: (i) "Loan Property" means any property in which the Company, the Bank or any of their subsidiaries holds a security interest, and, where required by the context, said term means the owner or operator of such property; (ii) "Participation Facility" means any facility in which the Company, the Bank or any of their subsidiaries participates or has participated in the management and, where required by the context, said term means the owner or operator of such property; (iii) "Hazardous Material" means any pollutant, contaminant, or hazardous substance or hazardous material as defined in or pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. s9601 et seq., or any other federal, state, or local environmental law, regulation, or requirement; (iv) "Oil" means oil or petroleum of any kind or origin or in any form, as defined in or pursuant to the Federal Clean Water Act, 33 U.S.C. s 1251 et seq., or any other federal, state, or local environmental law, regulation, or requirement; (v) "Environment" means any soil, surface waters, groundwaters, stream sediments, surface or subsurface strata, and ambient air, and any other environmental medium; and (vi) "to the best knowledge" or "have come to the Company's or the Bank's attention" means, with respect to the Company, the Bank or any of their respective subsidiaries, facts or circumstances known to any officer or member of the lending or work-out staff of any such entity or facts or circumstances reflected in the files of any such entity.

          (g) Except as set forth in Section 3.21 of the Disclosure Schedule, neither the Company nor the Bank nor any of their respective subsidiaries currently has or in the past has ever had any Participation Facility.

     SECTION 3.22. Intellectual Property. The Company, the Bank and each of their subsidiaries owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, and neither the Company, the Bank nor any of their subsidiaries has received any notice of conflict with respect thereto that asserts the right of others. The Company, the Bank and each of their subsidiaries have performed in all material respects all the obligations required to be performed by them and are not in material default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

     SECTION 3.23. Administration of Fiduciary Accounts. The Company, the Bank and their subsidiaries each has properly administered in all material respects all accounts for which it acts as a fiduciary, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. Neither the Company, the Bank nor their respective officers, directors or employees has committed any breach of trust with respect to any fiduciary account. The accountings for each such fiduciary account are true and correct in all material respects and accurately reflects the assets of such fiduciary account.

     SECTION 3.24. Agreements with Bank Regulators. Except for the corporate resolution entered into at the request of the FDIC, a copy of which has previously been delivered to Purchaser, neither the Company, the Bank nor any of their subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order, directive or board resolution by, or is a recipient of any extraordinary supervisory letter from, any Bank Regulator which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its loan loss allowances or reserves, its credit policies or its management, nor has the Company or the Bank been informed by any Bank Regulator that it is contemplating issuing or requesting any such order, directive, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. Neither the Company, nor the Bank or nor any of their subsidiaries is a party to any agreement or arrangement entered into in connection with the consummation of a federally assisted acquisition of a depository institution pursuant to which the Company, the Bank or any of their subsidiaries is entitled to receive financial assistance or indemnification from any governmental agency.

     SECTION 3.25. Material Interests of Certain Persons. No officer or director of the Company, the Bank or any of their subsidiaries, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any material interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company, the Bank or any of their subsidiaries that would be required to be disclosed in a proxy statement to stockholders under Regulation 14A of the Exchange Act.

     SECTION 3.26. Brokers' Fees; Opinions. broker, finder or investment banker, other than Friedman, Billings, Ramsey & Co., Inc. ("Friedman"), is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of the Company or the Bank. The fee payable to Friedman in connection with the transactions contemplated by this Agreement is as described in an engagement letter between the Company and Friedman, a true and complete copy of which has heretofore been furnished to Purchaser. The Company has previously received the opinion of Friedman to the effect that, as of the date of such opinion, the Merger Consideration to be received by the stockholders of the Company pursuant to the Holding Company Merger is fair to such stockholders, and such opinion has not been amended or rescinded as of the date of this Agreement.

     SECTION 3.27. Proxy Statement. The information contained in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (the "Proxy Statement") will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders' Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information to be supplied by Purchaser or Merger Sub which is contained in any of the foregoing documents. The Proxy Statement will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     SECTION 3.28. State Takeover Laws. The Board of Directors of the Company has taken all necessary action prior to the date of this Agreement in connection with the approval of the execution, delivery and performance of this Agreement and the Bank Merger Agreement, any purchase or other transaction respecting the Company Common Stock provided for herein or therein, and the other transactions contemplated hereby and thereby, including without limitation approval by the affirmative vote of at least a majority of the members of the Company Board and a majority of the non-employee directors of the Company Board, such that assuming that immediately prior to the execution of this Agreement, neither Purchaser, Merger Sub nor any of their Affiliates or Associates (as such terms are defined in either
Section 33-840 or Section 33-843 of Connecticut Law), either individually or in the aggregate, was an Interested Shareholder (as such term is defined in either Section 33-840 or Section 33-843 of Connecticut Law), the provisions of Section 33-841 and 33-844(a) of Connecticut Law as they relate to the Company and the provisions of Article SEVENTH of the Company's Certificate of Incorporation do not and will not apply to this Agreement, the Bank Merger Agreement, the Holding Company Merger, the Bank Merger or any of the other transactions contemplated hereby or thereby. In taking the action referred to in this Section 3.28, the Company Board has complied with the requirements of Section 33-756(e) of Connecticut Law.

     SECTION 3.29. Disclosure. No representation or warranty contained in this Agreement, and no statement contained in any Schedule, certificate, list or other writing furnished to Purchaser pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. No information believed by the Company or the Bank to be material to the Holding Company Merger or the Bank Merger and which is necessary to make the representations and warranties herein contained, taken as a whole, not misleading, to the best knowledge of the Company and the Bank, has been withheld from, or has not been delivered in writing to, Purchaser.

                            ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to the Company that:

     SECTION 4.01. Corporate Organization. Purchaser is a state chartered savings bank duly organized, validly existing and in good standing under Connecticut Law. The deposit accounts of Purchaser are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by Purchaser. Purchaser has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, either individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Purchaser and its subsidiaries taken as a whole.

     SECTION 4.02. Authority. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Bank Merger Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Bank Merger Agreement and the performance by Purchaser of its obligations hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of

Purchaser are necessary to authorize this Agreement or the Bank Merger Agreement or the performance of its obligations hereunder or thereunder or to consummate the transactions contemplated hereby or thereby, other than the approval of its stockholders. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. On the date executed and delivered by Purchaser, the Bank Merger Agreement will be duly and validly executed and delivered by Purchaser and will constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     SECTION 4.03. No Conflict. Neither the execution, delivery and performance of this Agreement or the Bank Merger Agreement by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby or thereby, will (i) conflict with, violate or result in a breach of the Certificate of Incorporation or By-Laws or equivalent organizational documents of Purchaser, (ii) conflict with, violate or result in a breach of any statute, code, ordinance, law, rule, regulation, order, writ, judgment, injunction or decree applicable to Purchaser or by which any property or asset of Purchaser is bound or affected, or (iii) conflict with, violate or result in a breach of any provisions of or the loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien, pledge, security interest, charge or other encumbrance on any property or asset of Purchaser pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any property or asset of Purchaser is bound or affected, except, in the case of clause (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of Purchaser and its subsidiaries taken as a whole.

     SECTION 4.04. Consents and Approvals. The execution, delivery and performance of this Agreement and the Bank Merger Agreement by Purchaser does not require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Entity, (i) except for (A) those referred to in
Section 3.06 hereof, (B) confirmation or approval from the Office of Fair Trading that it is not the intention of the Secretary of State for Trade and Industry to refer the transactions contemplated by this Agreement to the Monopolies and Mergers Commission, (C) consent from the Treasury under Section 765 of the Income and Corporation Taxes Act 1988, (D) notification to the International Stock Exchange of the United Kingdom and the Republic of Ireland Limited (the "International Stock Exchange") by announcement on the Company News Service of the International Stock Exchange of particulars of the transactions contemplated by this Agreement, and (E) consent or approval of the Bank of England and the Central Bank of Ireland, and (ii) except for any consent, approval, authorization, permit of, or filing with, or notification to, any Governmental Entity where failure to obtain any such consent, approval, authorization or permit, or to make any such filing or notification, would not prevent or significantly delay consummation of the Holding Company Merger, or otherwise prevent

Purchaser or Merger Sub from performing the obligations contemplated under this Agreement to be performed by them or Merger Sub from performing its obligations under the Bank Merger Agreement, or which, either individually or in the aggregate, would not, in the reasonable judgment of the parties hereto, have a material adverse effect on the business, liabilities, financial condition or results of operation of Purchaser and its subsidiaries taken as a whole.

     SECTION 4.05. Proxy Statement. The information supplied by Purchaser and Merger Sub for inclusion in the Proxy Statement will not, on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders' Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading.

     SECTION 4.06. Financial Statements. Purchaser has previously made available to the Company copies of (a) the consolidated balance sheets of Purchaser and its subsidiaries as of the fiscal years of Purchaser ending September 30, 1994, September 30, 1995 and September 30, 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the fiscal years ending on September 30 of each of 1993 through 1996, inclusive, and (b) the unaudited consolidated balance sheets of Citizens Financial Group, Inc. and its subsidiaries as of December 31, 1996, and the related unaudited consolidated statements of income, changes in shareholder's equity and cash flows for the three-month period then ended. Such financial statements were prepared in accordance with GAAP (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position, results of operations and changes in financial position of Citizens Financial Group, Inc. and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein subject, in the case of unaudited statements, to normal and recurring year-end adjustments normal in nature and not material in amount.

     SECTION 4.07. Brokers' Fees. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or Merger Sub.

     SECTION 4.08. Capital; Financing. On the date hereof,
Purchaser is, at a minimum, "adequately capitalized" as such term is defined in the rules and regulations promulgated by the FRB and the FDIC, as the case may be. Purchaser and Merger Sub will have available to them sources of capital and financing sufficient to fulfill their obligations hereunder.

                            ARTICLE V

                   CONDUCT OF BUSINESS PENDING
                    THE HOLDING COMPANY MERGER

     SECTION 5.01. Covenants of the Company and the Bank.

          (a) The Company and the Bank each covenants and agrees that, between the date of this Agreement and the Effective Time, unless Purchaser shall otherwise agree in writing, the business of the Company, the Bank and their subsidiaries shall be conducted only in, and the Company, the Bank and their subsidiaries shall not take any action except in, the usual, regular and ordinary course of business and in a manner consistent with prudent banking practice and generally to conduct their business in substantially the same way as heretofore conducted, and without limiting the foregoing, to continue to operate in the same geographic markets serving the same market segments and without significant increase in the rate of growth of the Bank's loan portfolio. The Company and the Bank shall use their reasonable best efforts to preserve substantially intact the business organization of the Company, the Bank and their subsidiaries, to keep available the present services of the officers, employees and consultants of the Company, the Bank and their subsidiaries and to preserve the current relationships and goodwill of the Company, the Bank and their subsidiaries with customers, suppliers and other persons with which the Company, the Bank or any of their subsidiaries have business relationships, including without limitation, upon the concurrence of Purchaser implementing a branch employee incentive program in furtherance thereof.

          (b) By way of amplification and not limitation of clause (a) above, except as contemplated by this Agreement and the Bank Merger Agreement, the Company and the Bank shall not, nor shall they permit any of their subsidiaries, between the date of this Agreement and the Effective Time, directly or indirectly to do, or publicly announce an intention to do, any of the following without the prior written consent of Purchaser, which consent shall not be unreasonably withheld:

               (i) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

               (ii) issue, deliver, sell, pledge, dispose of, grant, encumber, or authorize the issuance, delivery, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock of any class of the Company, the Bank or any of their subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company, the Bank or any of their subsidiaries, or enter into any agreement with respect to any of the foregoing (except for the issuance of a maximum of 150,954 shares issuable pursuant to employee stock options outstanding under the Company Option Plans on the date hereof);

               (iii) declare, set aside, make or pay any dividend or other distribution, payable cash, stock, property or otherwise, with respect to any of its capital stock;

               (iv) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except upon the exercise or fulfillment of rights or options issued or existing pursuant to employee benefit plans, programs or arrangements, all to the extent outstanding and in existence on the date of this Agreement;

               (v) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, the Bank or any of their subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of the Company, the Bank or any of their subsidiaries;

               (vi) enter into any new line of business or materially expand the business currently conducted by the Company, the Bank and their subsidiaries or file any application to relocate or terminate the operations of any banking office of the Company, the Bank or any of their subsidiaries;

               (vii) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, other business organization or any division thereof or any material amount of assets, other than subject to Section 5.05 hereof;

               (viii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any individual, corporation or other entity, or make any loan or advance, other than in the ordinary course of business consistent with past practice;

               (ix) enter into any contract or agreement other than in the ordinary course of business consistent with past practice and, in any event, regardless of whether consistent with past practice, undertake or enter into (i) any contract or other commitment (other than contracts or commitments related to Loans) involving an aggregate payment by or to the Company, the Bank or any of their subsidiaries under any such contract or commitment of more than $100,000 or having a term of one year or more from the time of execution, (ii) any contract or commitment, or related contracts or commitments, for Loans having an original principal amount in excess of $250,000;

               (x) authorize any single capital expenditure which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $100,000 for the Company, the Bank and their subsidiaries taken as a whole, except for written contractual commitments entered into prior to the date of this Agreement as disclosed in the

Disclosure Schedule and for capital expenditures (A) not to exceed $150,000 related to the Bank's acquisition of its Whalley
Norton branch site and (B) not to exceed $450,000 relating to its wide area network service;

               (xi) (i) except as required by applicable law, (x) adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between the Company, the Bank or any of their subsidiaries and one or more of its current or former directors, officers or employees, or (y) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares); provided, however, that the Company and the Bank may, in consultation with Purchaser, increase the directors fees payable to the directors of the Company or the Bank in the ordinary course of business consistent with past practice and grant salary increases to its employees (other than those employees who are officers) at the regular review date of such employees in an aggregate amount for all employees not to exceed four percent (4%) of the aggregate current annualized base salaries of such employees or constitute more than a ten percent (10%) increase with respect to any one employee; or (ii) enter into, modify or renew any employment, severance or other agreement with any director, officer or employee of the Company, the Bank or any of their subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement providing for any benefit to any director, officer or employee;

               (xii) take any action with respect to accounting methods, principles or practices, other than changes required by applicable law or GAAP or regulatory accounting as concurred in by the Company's independent accountants;

               (xiii) make any tax election or settle or compromise any Federal, state, local or foreign tax liability;

               (xiv) pay, discharge or satisfy any claim, liability or obligation, other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of the Company and its subsidiaries included in the Annual Report on Form 10-K for the period ended December 31, 1996, or subsequently incurred in the ordinary course of business and consistent with past practice or in connection with this Agreement;

               (xv) make any new or additional equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings in the ordinary course of business consistent with past practice;

               (xvi) sell any securities in its investment portfolio, except in the ordinary course of business, or engage in transactions in or involving forwards, futures, options on futures, swaps or similar derivative instruments;

               (xvii) sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements or purchase or sell any loans in bulk;

               (xviii) take any action that is intended or reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or any of the conditions to the consummation of the Holding Company Merger, the Bank Merger and the other transactions contemplated by this Agreement set forth in Article VII not being satisfied in any material respect, or in any material violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable law;

               (xix) commit any act or omission which constitutes a material breach or default by the Company, the Bank or any of their subsidiaries under any Regulatory Agreement or under any material contract or material license to which any of them is a party or by which any of them or their respective properties is bound;

               (xx) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Hazardous Material in amounts which, if such foreclosure were to occur, would be material:

               (xxi) enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of or make any commitment with respect to, (i) any contract, agreement or lease for office space, operations space or branch space to which the Company, the Bank or any of their subsidiaries is a party or by which the Company, the Bank or any of their subsidiaries or their respective properties is bound; (ii) any lease, contract or agreement other than in the ordinary course of business consistent with past practice including renewals of leases to existing tenants of the Company or the Bank; (iii) regardless of whether consistent with past practices, any lease, contract, agreement or commitment involving an aggregate payment by or to the Company, the Bank or any of their subsidiaries of more than $100,000 or having a term of one year or more from the time of execution except with respect to the acquisition of its Whalley Norton branch site;

               (xxii) change in any material respect its loan policies or procedures, except as required by regulatory authorities; or

               (xxiii) agree to do any of the foregoing.

     SECTION 5.02. Purchaser Products and Services. From and after the date hereof, Purchaser, the Company and the Bank shall consult with each other on the introduction of products and services not currently offered by the Company or the Bank which Purchaser would expect to make available to customers following the Holding Company Merger and the Bank Merger, and the Company and the Bank shall consider offering such products and services to its customers prior to the Effective Date, on terms and conditions mutually acceptable to Purchaser, the Company and the Bank; provided, however, that nothing herein shall obligate the Company or the Bank to offer any such products or services prior to the Effective Time.

     SECTION 5.03. System Conversions. From and after the date hereof, Purchaser and the Bank shall meet on a regular basis to discuss and plan for the conversion of the Bank's data processing and related electronic informational systems to those used by Purchaser and its subsidiaries, which planning shall include, but not be limited to, discussion of the possible termination by the Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by the Bank in connection with its systems operations and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that the Bank shall not be obligated to take any such action prior to the Effective Time and, unless the Bank otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that the Bank takes, at the request of Purchaser, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Purchaser shall indemnify the Bank on terms reasonably satisfactory to the Bank for any such fees and expenses, and the costs of reversing the conversion process, if for any reason the Holding Company Merger is not consummated in accordance with the terms of this Agreement.

     SECTION 5.04. Certain Changes and Adjustments. Prior to the Closing (as defined in Section 9.01 hereof), Purchaser, the Company and the Bank shall consult and cooperate with each other concerning the Bank's loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) to reflect Purchaser's plans with respect to the conduct of the Surviving Bank's business and the then anticipated post-closing disposition of certain assets of the Surviving Bank following the Bank Merger; provided, however, that neither the Company nor the Bank shall be obligated to take any action pursuant to this Section which is inconsistent with GAAP and unless and until Purchaser acknowledges, and the Company and the Bank are satisfied, that all conditions to its obligation to consummate the Holding Company Merger have been satisfied. No action taken by the Company or the Bank pursuant to this Section or the consequences resulting therefrom shall be deemed to be a breach of any representation, warranty, agreement or covenant herein or constitute a Material Adverse Effect.

     SECTION 5.05. ALCO Management. The Company and the Bank agree that during the period from the date of this Agreement through the Effective Time, they will consult with Purchaser in the development of a reasonable program to manage the Bank's interest sensitive assets and liabilities (including its fixed-rate mortgage portfolio and its investment portfolio), which program will include a policy not to acquire securities for the investment portfolio of the Bank other than securities which were issued by the United States of America and have a maturity date that is not more than two years after the date of acquisition thereof, unless otherwise agreed by the parties. The Company, the Bank and Purchaser agree to consult on investment programs to be administered by the Bank.

     SECTION 5.06. Covenants of Purchaser. During the period from the date of this Agreement and continuing until the Effective Time, the Purchaser shall not, and shall not permit any of its subsidiaries to, take any action that is intended or which reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being untrue in any material respect, or in any of the conditions to the Holding Company Merger, the Bank Merger or other transactions contemplated in this Agreement as set forth in Article VII not being satisfied in any material respect, or in a material violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable law.

                            ARTICLE VI

                      ADDITIONAL AGREEMENTS

     SECTION 6.01. Stockholders' Meeting. In order to consummate the Holding Company Merger, the Company, acting through the Company Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (a) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as soon as practicable, but in no event later than July 31, 1997, for the purpose of considering and taking action on this Agreement and the transactions contemplated hereby (the "Stockholders' Meeting") and (b) subject to the fiduciary duties of the Company Board under applicable law as determined by such Board with the advice of the Company's independent counsel, (i) include in the Proxy Statement the recommendation of the Board that the stockholders of the Company approve and adopt this Agreement, the Holding Company Merger and the other transactions contemplated hereby and (ii) use all reasonable efforts to obtain such approval and adoption. The Purchaser, the Company and the Bank shall coordinate and cooperate with respect to the foregoing matters.

     SECTION 6.02. Proxy Statement. As soon as practicable after the date hereof, the Company shall file the Proxy Statement with the SEC under the Exchange Act and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC. Purchaser, Merger Sub, the Company and the Bank shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Purchaser of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Purchaser promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall give Purchaser and its counsel adequate opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Purchaser and its counsel adequate opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. The Company, the Bank, Purchaser and Merger Sub each agrees to use its reasonable best efforts, after consultation with the other parties hereto to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

     SECTION 6.03.  Regulatory Matters.

          (a) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement (including without limitation the Holding Company Merger and the Bank Merger). Purchaser, the Company and the Bank shall have the right to review in advance, and to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to either of them, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Holding Company Merger, the Bank Merger and the other transactions contemplated by this Agreement and by the Bank Merger Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Holding Company Merger, the Bank Merger and other transactions contemplated by this Agreement and the Bank Merger Agreement and each party will keep the other apprised of the status of matters relating to the completion of all of the transactions contemplated hereby.

          (b) Purchaser, the Company and the Bank shall, upon request, furnish each other with all information concerning themselves, their respective subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Purchaser, the Company, the Bank or any of their respective subsidiaries to any Governmental Entity in connection with the Holding Company Merger, the Bank Merger or the other transactions contemplated by this Agreement and the Bank Merger Agreement.

          (c) Purchaser, the Company and the Bank shall promptly furnish each other with copies of written communications received by Purchaser or the Company, as the case may be, or any of their respective subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the Holding Company Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.

     SECTION 6.04. Access to Information.

          (a) Upon reasonable notice and subject to applicable laws relating to the disclosure or exchange of information, the Company and the Bank shall, and shall cause each of their subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Purchaser, access, during normal business hours during the period prior to the Effective Time, to all its officers, employees, agents, properties, books, loan documentation and files, contracts, commitments and records and, during such period, the Company and the Bank shall, and shall cause their subsidiaries to, make available to Purchaser
(i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which the Company or the Bank is not permitted to disclose under applicable law), (ii) copies of all periodic reports to senior management, including, without limitation, reports on non-performing loans and other asset quality matters and all materials furnished to the Company Board or the Bank Board relating to asset quality generally, and (iii) all other information concerning the business, properties, assets and personnel of the Company and the Bank as Purchaser may reasonably request. Neither the Company, the Bank nor any of their subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or, in the event of any litigation or threatened litigation between the Company, the Bank and Purchaser over the terms of this Agreement where access to information will be adverse to the interests of the Company and the Bank. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Purchaser will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated March 11, 1997, between Purchaser and the Company (the "Confidentiality Agreement").

          (b) All information furnished by Purchaser to the Company, the Bank or its representatives pursuant hereto shall be treated as the sole property of Purchaser and, if the Holding Company Merger shall not occur, the Company, the Bank and its representatives shall return to Purchaser all of such written information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such information. The Company and the Bank shall, and shall use their reasonable best efforts to cause their representatives to, keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned and shall not apply to (i) any information which (x) was already in the Company's or the Bank's possession prior to the disclosure thereof by Purchaser; (y) was then generally known to the public; or (z) was disclosed to the Company or the Bank by a third party not bound by an obligation of confidentiality, or (ii) disclosures made as required by law.

          (c) No investigation by any of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein or any condition to the obligations of the parties hereto.

     SECTION 6.05. No Solicitation. Neither the Company, the Bank nor any of their subsidiaries shall, directly or indirectly, through any officer, director, agent or otherwise, solicit or initiate the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any material portion of the assets of, or any equity interest in, the Company, the Bank or any of their subsidiaries or any business combination with the Company, the Bank or any of their subsidiaries or, except to the extent determined by the Company Board, upon the opinion of its independent counsel, to be required by fiduciary obligations under applicable law, participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, any effort or attempt by any other person to do or seek any of the foregoing. The Company and the Bank immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company and the Bank shall notify Purchaser promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Purchaser, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company and the Bank agree not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company or the Bank is a party. Actions of the Company, the Bank or any of their subsidiaries permitted by this Section
6.05 shall not be deemed to be a breach of this Agreement.

     SECTION 6.06. Employee Benefits Matters.

          (a) Provision of Benefits. As soon as practicable after the Effective Time and subject to applicable law, Purchaser shall provide the employees of the Company and the Bank ("Company Employees") with the same health, dental, pension, life insurance, disability, 401(k) plan and other benefits, if any, which Purchaser then provides generally to its own employees. With respect to the provision of such benefits to the Company Employees pursuant hereto, to the extent Company Employees participate after the Effective Time in employee benefit plans other than the Company Benefit Plans, all prior service of such employees with the Company or the Bank shall be recognized under such plans for all benefit plan for purposes of eligibility and vesting, but excluding benefit accrual under any defined benefit pension plan. Purchaser shall not treat any Company Employee as a "new" employee for purposes of any exclusion under any health plan or dental plan of Purchaser or any of its affiliates for a preexisting medical condition. Nothing herein is intended or should be construed to provide a commitment for continued employment or to confer any rights on any officer or employee of the Bank except as herein expressly provided.

          (b) Severance Payments and Benefits. Company Employees (excluding all officers who are parties to employment or severance agreements with the Company or the Bank) whose employment with the Surviving Corporation or the Surviving Bank is terminated within one year after the Effective Time other than for cause (which shall mean gross negligence or dereliction in the performance of such employee's duties, dishonesty or commission of a crime) or as a result of a sale of a business unit if Company Employees are offered the opportunity to continue their employment with the purchaser of the business unit in substantially the same capacity, location and salary and benefits, shall be provided by Purchaser the severance and other benefits set forth below:

               (i) severance payable on an installment basis pursuant to regular payroll in an amount equal to two weeks' base salary for each full year of service of such terminated Company Employee to the Company and the Bank; provided, that all officers and employees shall be subject to a maximum severance payment limitation of twenty six weeks' base salary; and

               (ii) continuation of health benefits during the same period of time that such terminated Company Employee is receiving severance payments pursuant to (i) above after termination on the same terms and conditions as though they had remained active employees, and thereafter shall be entitled to COBRA benefits for an additional period of time determined as though their employment had terminated at the end of such period.

          (c) Parachute Payments. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company or the Bank take any action or make any payments that would result, either individually or in the aggregate, in the payment of an "excess parachute payment" within the meaning of
Section 280G of the Code or that would result, either individually or in the aggregate, in payments that would be nondeductible pursuant to Section 162(m) of the Code.

     SECTION 6.07. Directors' and Officers' Insurance and
Indemnification.

          (a) Purchaser shall use its reasonable best efforts to maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policy maintained by the Company (provided that Purchaser may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that, unless otherwise agreed to by Purchaser, in no event shall Purchaser be required to expend pursuant to this Section 6.07(a) more than the amount equal to 150% of the current annual amount expended by the Company to maintain or procure insurance pursuant hereto. In connection with the foregoing, the Company and the Bank each agrees to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

          (b) For a period of six years from the Effective Time, the Purchaser shall indemnify the directors and officers of the Company and the Bank to the same extent that such persons are entitled to indemnification by the Company or the Bank, as appropriate, as of the date of this Agreement. The indemnification by Purchaser provided for hereunder shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who were directors or officers of the Company or the Bank as of the date of this Agreement, unless such modification shall be required by law. In the event that any claim is asserted or made by such director or officer within such six year period, the right to indemnification in respect of such claim shall continue until the disposition of such claim. The provisions of this Section 6.07(b) are specifically for the benefit of those directors and officers entitled to indemnification by the Company or the Bank as of the date of this Agreement.

     SECTION 6.08. Financial and Other Statements.
Notwithstanding anything to the contrary in Section 6.04, during the term of this Agreement, the Company shall provide to Purchaser the following documents and information:

          (a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter ending after the date of this Agreement, the Company will deliver to Purchaser its Quarterly Report on Form 10-Q as filed under the Exchange Act and the Bank's Quarterly Call Report as filed with the FDIC. As soon as reasonably available, but in no event more than 90 days after the end of each fiscal year ending after the date of this Agreement, the Company will deliver to Purchaser its Annual Report on Form 10-K, as filed under the Exchange Act. The Company will also deliver to Purchaser, contemporaneously with its being filed with the SEC, a copy of all Current Reports on Form 8-K.

          (b) Promptly upon receipt thereof, the Company will furnish to Purchaser copies of all internal control reports submitted to the Company, the Bank or their Subsidiaries by independent auditors in connection with each annual, interim or special audit of the books of the Company, the Bank or their subsidiaries made by such auditors.

          (c) As soon as practicable, the Company and the Bank will furnish to Purchaser copies of all such financial statements and reports as they or any of their subsidiaries shall send to its stockholders, the SEC or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited thereby.

          (d) Promptly upon receipt thereof the Company will furnish to Purchaser copies of each examination report of any federal or state regulatory or examination authority with respect to the condition or activities of the Company, the Bank or any of their subsidiaries, except to the extent prohibited by law. With respect to any examination report the disclosure of which is prohibited by law, the Company and the Bank will use their reasonable best efforts to obtain authority to deliver to Purchaser copies of such examination report, or to the extent practicable, provide appropriate substitute disclosure arrangements.

          (e) With reasonable promptness, the Company and the Bank will furnish to Purchaser such additional financial data as Purchaser may reasonably request.

     SECTION 6.09. Further Action. Purchaser, the Company and the Bank each shall, and shall cause its subsidiaries to, use its reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Holding Company Merger or the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company, the Bank or Purchaser or any of their respective subsidiaries in connection with the Holding Company Merger or the Bank Merger and any of the other transactions contemplated by this Agreement.

     SECTION 6.10. Public Announcements. Purchaser, the Company and the Bank shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Bank Merger Agreement or any transaction contemplated hereby or thereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national or regional securities exchange to which Purchaser or the Company is a party or any requirement of agreement with any automated interdealer quotation system.

     SECTION 6.11. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Bank Merger Agreement, or to vest the Surviving Corporation or the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Holding Company Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by Purchaser.

     SECTION 6.12. Update of Disclosure Schedules. From time to time prior to the Effective Time, the Company will promptly supplement or amend the Disclosure Schedules to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules or which is necessary to correct any information in the Disclosure Schedules which has been rendered inaccurate thereby. No supplement or amendment to the Disclosure Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.02(a) or 7.03(a) hereof, as the case may be, or the compliance by the Company with the covenants set forth in Article V hereof.

     SECTION 6.13. Current Information.

          (a) During the period from the date of this Agreement to the Effective Time, the Company and the Bank will cause one or more of its designated representatives (i) to confer on a regular and frequent basis (not less than monthly) with representatives of Purchaser to report on (x) the general status of the ongoing operations of the Company and the Bank, (y) the status of, and the action proposed to be taken with respect to, those Loans held by the Company, the Bank or any of their subsidiaries which, either individually or in combination with one or more other Loans to the same borrower thereunder, have an aggregate outstanding principal amount of $250,000 or more and are classified or non-performing assets, and (z) the status of, and the action proposed to be taken with respect to, foreclosed property and other real estate owned, and (ii) to cooperate and communicate with respect to the manner in which the business of the Company and the Bank are conducted and the disposition of certain assets after the Effective Time, the type and mix of products and services, personnel matters, branch alignment, the granting of credit, and problem loan management, reserve adequacy and accounting. In order to facilitate the foregoing, the Company, the Bank and Purchaser shall promptly establish a liaison committee (the "Liaison Committee") which will be chaired by an officer designated by Purchaser and which will meet on a regular basis to discuss these matters and may establish sub-committees from time-to-time to pursue various issues. During the period from the date of this Agreement to the Effective Time, the Company and the Bank shall provide Purchaser prior to such extensions with sufficient information to review new extensions of credit, renewals and restructurings having an outstanding principal amount of $250,000 and information detailing overall asset quality. The Bank shall also allow Purchaser to designate one of its officers to attend the Bank's credit committee meetings and be a non-voting attendee thereof.

          (b) The Company and the Bank will promptly notify Purchaser of any material change in the normal course of business or in the operation of the properties of the Company, the Bank or any of their subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company, the Bank or any of their subsidiaries, and will keep Purchaser reasonably informed of such events.

          (c) To the extent not covered by paragraphs (a) and (b) above, the Company and the Bank shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company, the Bank, Purchaser or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Bank Merger Agreement; provided, however, that the delivery of any notice pursuant to this paragraph (c) shall not let or otherwise affect Me remedies available hereunder to the party receiving such notice.

     SECTION 6.14. Bank Merger.

          (a) Purchaser shall cause Citizens Financial Group,
Inc. to approve the Bank Merger Agreement as a stockholder of Purchaser and the Surviving Corporation to approve the Bank
Merger Agreement as a stockholder of the Bank.

          (b) Unless otherwise determined by Purchaser prior to the Closing, at the effective time of the Bank Merger the Articles of Organization and By-laws of Purchaser, as in effect immediately prior thereto, shall be the Articles of Organization and By-laws of the Surviving Bank until thereafter amended as provided by law and such Articles of Organization and By-laws;

          (c) The directors and officers of Purchaser immediately prior to the effective time of the Bank Merger shall be the initial directors and officers of the Surviving Bank, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Bank and until their respective successors are duly elected or appointed and qualified. The Bank shall be entitled to designate two of its directors (the "Designated Directors") to become directors of the Surviving Bank. The Designated Directors of the Bank shall be mutually agreed by the Bank and Purchaser.

          (d) Promptly following the consummation of the Bank Merger, the Surviving Bank shall establish an advisory committee (the "Advisory Committee") to the Board of Directors of the Surviving Bank. The Advisory Committee shall be comprised of the persons who are nonemployee directors of the Bank immediately prior to the consummation of the Merger but who are not Designated Directors. The Advisory Committee shall meet on a regular basis and shall advise the Board of Directors of the Surviving Bank with respect to such matters as may be identified by such Board of Directors to such Advisory Committee.

     SECTION 6.15. Organization of Merger Sub.

          (a) Prior to the Effective Time, Purchaser will take any and all necessary action to cause (i) Merger Sub to be organized, (ii) Merger Sub to become a direct or indirect wholly owned subsidiary of Purchaser, (iii) the directors and stockholders of Merger Sub to approve the transactions contemplated by this Agreement, (iv) Merger Sub to execute one or more counterparts to this Agreement and to deliver at least one such counterpart so executed to the Company and the Bank, whereupon Merger Sub shall become a party to and be bound by this

Agreement, and (v) Merger Sub to take all necessary action to complete the transactions contemplated hereby subject to the terms and conditions hereof.

          (b) On and as of the date Merger Sub becomes a party to this Agreement, Purchaser and Merger Sub shall, jointly and severally, represent and warrant to the Company and the Bank as follows:

               (i) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and all of its outstanding capital stock are owned, directly or indirectly, by Purchaser. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement;

               (ii) Merger Sub has all necessary corporate power and authority to enter into this Agreement and to carry on its obligations hereunder. The execution, delivery and performance of this Agreement by Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub and will not (A) conflict with or violate the Certificate of Incorporation or By-laws of Merger Sub or (B) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its properties or assets is bound or affected; and

               (iii) Merger Sub has executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms.

                           ARTICLE VII

             CONDITIONS TO THE HOLDING COMPANY MERGER

     SECTION 7.01. Conditions to Each Party's Obligations to Effect the Holding Company Merger. The respective obligations of each party to effect the Holding Company Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Connecticut Law and the Certificate of Incorporation of the Company;

               (b) Regulatory Approvals. All necessary approvals, authorizations and consents of all Governmental
          Entities required to consummate the Holding Company

          Merger and the Bank Merger shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").

               (c) No Orders, Injunctions or Restraints;
          Illegality. No order, injunction or decree (whether temporary, preliminary or permanent) issued by federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Holding Company Merger, the Bank Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreement shall be in effect and no proceeding initiated by any governmental entity seeking an Injunction shall be pending. No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction, which prohibits, restricts or makes illegal the consummation of the Holding Company Merger, the Bank Merger or any of the other transactions contemplated by this Agreement or the Bank Merger Agreement.

     SECTION 7.02. Conditions to Obligations of Purchaser and
Merger Sub. The obligations of Purchaser and Merger Sub to effect the Holding Company Merger are also subject to the following conditions:

               (a) Representations and Warranties. Each of the representations and warranties of the Company and the Bank in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Time, and Purchaser shall have received a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company and the Bark dated as of the Effective Date.

               (b) Agreements and Covenants. The Company and the Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of the Company and the Bank to be performed or complied with by it at or prior to the Effective Date under the this Agreement and the Bank Merger Agreement, and Purchaser shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company and the Bank dated as of the Effective Date.

               (c) Consents Under Agreements. The consent, approval or waiver of each person (other than Requisite
          Regulatory Approvals contemplated in Section 7.01(b)) whose consent or approval shall be required in order to permit the lawful succession by the

          Surviving Company pursuant to the Holding Company Merger or the Surviving Bank as survivor to the Bank Merger, as the case may be, to any material obligation, right or interest of the Company, the Bank or any of their subsidiaries under agreement or instrument shall have been obtained, and none of such permits, consents, waivers, clearances, approvals and authorizations shall contain any term or condition which would materially impair the value of the Company and the Bank to Purchaser.

               (d) No Material Burdensome Condition. None of the Requisite Regulatory Approvals shall impose any material term, condition or restriction upon Purchaser or the Surviving Bank that Purchaser reasonably determines would materially and adversely affect the business, operations, financial condition, property or assets of the Surviving Bank or otherwise impair the value of the Bank to Purchaser in a manner which is material and adverse to Purchaser and its subsidiaries taken as a whole (a "Burdensome Condition").

               (e) Agreements regarding Company Option Plans. Agreements, substantially in the form attached as
          Exhibit II hereto, shall have been executed and delivered by directors, officers and employees of the Company or the Bank who hold, as of the date of this Agreement, in the aggregate not less than 90% of the outstanding stock options under the Company Option Plans.

               (f) Termination of Employment Agreement. The
          Employment Agreement, dated as of May 1, 1993, by and between the Bank and F. Patrick McFadden, Jr., shall have been terminated by all necessary action of each party thereto, and none of the terms or provisions thereof shall be of any further force or effect.

               (g) Legal Opinion. Purchaser shall have received the opinion of counsel to the Company and the Bank, dated the Closing Date, in a form that is customary for transactions of this type.

     SECTION 7.03. Conditions to Obligations of the Company and the Bank. The obligations of the Company and the Bank to effect the Holding Company Merger are also subject to the following conditions:

               (a) Representations and Warranties. Each of the representations and warranties of Purchaser and Merger Sub in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date and the Company shall have received a certificate signed by the Chief Executive or Chief Financial Officer of Purchaser to such effect dated as of the Effective Date.

               (b)  Agreements and Covenants. Purchaser and
          Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all of the respective agreements or covenants to be performed or complied by such party under this Agreement and the Company shall have received a certificate signed by the Chief Executive or Chief Financial Officer of Purchaser to such effect dated as of the Effective Date.

                           ARTICLE VIII

                TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01. Termination. This Agreement may be terminated and the Holding Company Merger, the Bank Merger and the other transactions contemplated by this Agreement or the Bank Merger Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated in this Agreement by the stockholders of the Company:

               (a) by mutual written consent duly authorized by the Boards of Directors of Purchaser, Merger Sub, the
          Company and the Bank;

               (b) by either Purchaser and Merger Sub or the Company and the Bank if (i) the Effective Time shall not have occurred on or before December 31, 1997; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

               (c) by either Purchaser and Merger Sub or the Company and the Bank (i) ninety days after the date on which any request or application for a regulatory approval required to consummate the Holding Company Merger or the Bank Merger shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such requisite regulatory approval, unless within the ninety day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with such Governmental Entity; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(c) (i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Holding Company Merger or the Bank Merger and such order, decree, ruling or other action shall have become final and nonappealable;

               (d) by either Purchaser and Merger Sub or the Company and the Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Effective Time or within thirty business days following receipt by the breaching party of written notice of such breach from the other party hereto;

               (e) by either Purchaser and Merger Sub or the Company and the Bank (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty business days following receipt by the breaching party of written notice of such breach from the other party hereto;

               (f) by Purchaser and Merger Sub or the Company and the Bank (provided, that if the terminating party is the Company or the Bank, the Company and the Bank shall not be in material breach of any of their obligations under Section 6.01) if any approval of the stockholders of the Company required for the consummation of the Holding Company Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof; or

               (g) by Purchaser, if the Company Board shall not have publicly recommended to the stockholders of the Company that such stockholders vote in favor of the approval of this Agreement, the Holding Company Merger and the other transactions contemplated hereby or shall have withdrawn, modified or amended such recommendation in a manner adverse to Purchaser.

     SECTION 8.02. Effect of Termination; Expenses.

               (a) In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (i) as set forth in Section 9.03 and (ii) nothing herein shall relieve any party from any liabilities or damages arising out of its gross negligence or willful breach of any provision of this Agreement.

               (b) If this Agreement is terminated as a result of any breach of a representation, warranty, covenant or other agreement which is caused by the gross negligence or willful breach of a party hereto, such party shall be liable to the other party for all out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants and investment bankers, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder ("Expenses"). The payment of Expenses is not an exclusive remedy, but is in addition to any other rights or remedies available the parties hereto at law or in equity.

               (c) As a condition of Purchaser's willingness, and in order to induce Purchaser, to enter into this Agreement and to reimburse Purchaser for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, the Bank will make a cash payment to Purchaser of $500,000 (the "Expense Fee") if and only if:

               (i) (x) Purchaser or the Company and the Bank has terminated this Agreement pursuant to Section 8.01(f), or (y) Purchaser has terminated this Agreement pursuant to Section 8.01(g), or (z) Purchaser has terminated this Agreement pursuant to Sections 8.01(d) or 8.01(e) and the breach of the representation, warranty, covenant or agreement was caused by the willful conduct or gross negligence of the Company or the Bank, and

               (ii) (x) within twelve months of any such termination or other event specified in (i) above, (A) the Company or the Bank shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person other than Purchaser or any affiliate of Purchaser or (B) the Company Board or any committee thereof shall have authorized, approved, recommended, publicly proposed or failed to publicly oppose an Acquisition Transaction or recommended that stockholders of the Company authorize, approve or accept any Acquisition Transaction with any person other than Purchaser or any affiliate of Purchaser, or (y) in the case of Sections 8.01(f) or 8.01(g), at the time of such termination or event giving rise to such termination, it shall have been publicly announced that any person (other than Purchaser or any affiliate of Purchaser) shall have (A) made, or disclosed an intention to make, a bona tide offer to engage in an Acquisition Transaction, or (B) filed an application (or given a notice), whether in draft or final form, under the BHC Act or the Change in Bank Control Act of 1978, for approval to engage in an Acquisition Transaction.

     If the Expense Fee is to be paid, it shall be subject to an upward adjustment as set forth below:

     In the event that the per share consideration to the Company, to the Bank or to the stockholders of the Bank (including any dividend or distribution following a sale of assets) in an Acquisition Transaction contemplated by Section 8.02(c)(ii)(x) above (the "Acquisition Consideration") exceeds the Fixed Consideration, then the Expense Fee shall be increased by an amount equal to the product of 738,528 (the "Number") multiplied by the excess of the Acquisition Consideration over the Fixed Consideration. The Number shall be subject to equitable and proportionate adjustment in the event of any change in Company Common Stock by reason of any stock issuance, stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction such that the Number shall equal 19.99% of the Company Common Stock then outstanding after the occurrence of any such event. The Fixed Consideration shall also be subject to equitable and proportionate adjustment in the event of any change in Company Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, combination, exchange of shares or similar transaction.

     Any payment required under this Section B.02(c) will be (i) payable by the Company and the Bark to Purchaser (by wire transfer of immediately available funds to an account designated by Purchaser) within five business days after demand by Purchaser and (ii) net of any other payments made by the Company and the Bank to Purchaser pursuant to the provisions of Section 8.02(b). In the event of a termination under circumstances that would trigger a payment under this Section 8.02(c), (i) in the absence of gross negligence or willful breach of any provision of this Agreement by the Company, the Bank or any of their subsidiaries, this Section 8.02(c) shall be the exclusive remedy of Purchaser, and (ii) any standstill provisions contained in the Confidentiality Agreement shall terminate.

     For purposes of this Agreement, "Acquisition Transaction" shall mean (i) a merger, consolidation or similar transaction involving the Company, the Bank or any of their subsidiaries,
(ii) the disposition, by sale, lease, exchange or otherwise, of assets of the Company, the Bank or any of their subsidiaries representing 14.9% or more of the consolidated assets of the Company, the Bank or any of their subsidiaries, in a single transaction or series of transactions, other than sales of mortgages into the secondary market in the ordinary course of business consistent with past practice, (iii) the issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities by the Company or the Bank representing 14.9% or more of the voting power of the Company, the Bank or any of their subsidiaries, (iv) any person (other than Purchaser or any affiliate of Purchaser) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act, with respect to, a tender offer or exchange offer to purchase any shares of Company Stock such that, upon consummation of such offer, such person would own or control 14.9% or more of the then outstanding shares of Company Common Stock, or (v) any person (other than Purchaser or any affiliate of Purchaser) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed which shall have acquired beneficial ownership of, or the right to acquire beneficial ownership of, 14.9% or more of the then outstanding shares of Company Common Stock.

     (d) Except as otherwise provided in this Section 8.02, all costs and expenses incurred in connection with this Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not any of the transactions contemplated by this Agreement is consummated.

     SECTION 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the transactions contemplated hereby, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Holding Company Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the approval and adoption of this Agreement and the approval of the transactions contemplated hereby by the stockholders of the Company there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which would reduce the amount or change the form of the consideration into which each Share shall be converted upon consummation of the Holding Company Merger delivered to the Company's stockholders hereunder other than as contemplated by this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                            ARTICLE IX

                        GENERAL PROVISIONS

     SECTION 9.01. Closing. Subject to the terms and conditions of this Agreement, the closing of the Holding Company Merger (the "Closing") will take place at 9:00 a.m. on a date to be specified by the parties, within ten business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, other than the delivery of officers certificates which are expected to be delivered at the Closing (the "Closing Date"), at the offices of Goodwin, Procter & Hoar LLP, One Exchange Place, Boston, Massachusetts, unless another time, date or place is agreed to in writing by the parties hereto.

     SECTION 9.02. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Purchaser shall be entitled to revise the structure of the Holding Company Merger, the Bank Merger and the other transactions contemplated hereby and thereby, provided, that (i) there are no material adverse federal or state income tax consequences to the Company, the Bank and its stockholders as a result of the modification; (ii) the consideration to be paid to the holders of the Shares under this Agreement is not thereby changed in kind or reduced in amount; and (iii) such modification will not be likely to jeopardize receipt of any required regulatory approvals relating to the consummation of the Holding Company Merger and the Bank Merger. This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

     SECTION 9.03. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 8.01, as the case may be, except that the agreements set forth in Articles I and II and Sections 6.06 and 6.07 shall survive the Effective Time indefinitely and those set forth in the last sentence of
Section 6.04(a) and in Sections 6.04(b), Article VIII and Article IX hereof shall survive termination indefinitely.

     SECTION 9.04. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this
Section 9.04):

          if to Purchaser or Merger Sub:

          Citizens Bank of Connecticut
          63 Eugene O'Neill Drive
          New London, Connecticut 06320
          Facsimile: (860) 444-3427
          Attention: President

          with a copy to:

          Goodwin, Procter & Hoar LLP
          One Exchange Place
          Boston, MA 02109
          Facsimile: (617) 523-1231
          Attention: Regina M. Pisa, P.C.
                    and Paul W. Lee, P.C.

          if to the Company or the Bank:

          BNH Bancshares, Inc.
          209 Church Street
          New Haven, CT 06510
          Facsimile: (203) 777-0918
          Attention: President
          with a copy to:

          Tyler, Cooper & Alcorn
          205 Church Street
          New Haven, CT 06510
          Facsimile: (203) 777-1181
          Attention: Richard G. Bell, Esq. and
          William W. Bouton, III, Esq.

     SECTION 9.05. Certain Definitions. For purposes of this
Agreement, the term:

          (a) "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person, including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any subsidiary) has, directly or indirectly, an interest of 5% or more;

          (b) "beneficial owner" with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is deemed in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

          (c) "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which the Bank is open for business;

          (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          (e) "knowledge" as used herein in the context of the Company shall mean knowledge of the Company, the Bank and their subsidiaries.

          (f) "Material Adverse Effect", when used in connection with the Company, the

Bank or any of their subsidiaries, shall mean any change or effect that is or, in the reasonable judgment of the parties hereto, would be, materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company, the Bank and their subsidiaries taken as a whole.

          (g) "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

          (h) "subsidiary" or "subsidiaries" of the Company, the Surviving Corporation, the Bank, the Surviving Bank, Purchaser or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries, except as otherwise defined herein.

     SECTION 9.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.07. Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits) constitutes, and the Bank Merger Agreement when the same is executed by Purchaser and the Bank will constitute, the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof except for the Confidentiality Agreement.

     SECTION 9.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     SECTION 9.09. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 9.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was overwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 9.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the City of Boston.

     SECTION 9.12. Headings. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.13. Interpretation. When a reference is made in this Agreement to Sections, Exhibits, Annexes or Schedules, such reference shall be to a Section of or Exhibit, Annex or Schedule to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to be April 8, 1997.

     SECTION 9.14. Counterparts. This Agreement may be executed (including by facsimile) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                            * * * * *

     IN WITNESS WHEREOF, Purchaser, the Company and the Bank have caused this Agreement to be executed as a sealed instrument as of the date first written above by their respective officers thereunto duly authorized.

Attest:                            CITIZENS BANK OF CONNECTICUT



/s/Lucia M. Gonsowski              By:/s/Robert L. Sanderson
-----------------------            ------------------------
Secretary                          Title:  President


Attest:                            BNH BANCSHARES, INC.


/s/Evelyn R. Miller                By:/s/F. Patrick McFadden
-----------------------            ------------------------
Secretary                          Title:  President


Attest:                            BANK OF NEW HAVEN


/s/Evelyn R. Miller                By:/s/F. Patrick McFadden
-----------------------            ------------------------
Secretary                          Title:  President

DOCSC\501266.8